Exhibit 2.4

Enbridge Inc.

Consolidating Summary Financial Information – Credit Supporter Disclosure(1)

For the years ended December 31, 2025 and 2024(2)

							Consolidating		Total Consolidated
(millions of	Corporation		Guarantors		Non-Guarantors		Adjustments(3)		Amounts
Canadian dollars)	YE 2025	YE 2024	YE 2025	YE 2024	YE 2025	YE 2024	YE 2025	YE 2024	YE 2025	YE 2024
Operating Revenue	—	—	—	—	65,194	53,473	—	—	65,194	53,473
Earnings/(loss)	7,491	5,441	3,447	1,310	11,010	8,386	(14,159)	(9,506)	7,789	5,631

As at December 31, 2025 and December 31, 2024(2)

							Consolidating		Total Consolidated
(millions of	Corporation		Guarantors		Non-Guarantors		Adjustments(3)		Amounts
Canadian dollars)	YE 2025	YE 2024	YE 2025	YE 2024	YE 2025	YE 2024	YE 2025	YE 2024	YE 2025	YE 2024
Current assets	6,968	5,841	4,002	4,451	9,727	9,703	(7,502)	(6,832)	13,195	13,163
Non-current assets	149,678	152,809	35,693	34,917	260,541	262,948	(240,632)	(244,864)	205,280	205,810
Current liabilities	7,467	8,019	4,221	4,129	17,255	18,994	(7,939)	(7,330)	21,004	23,812
Non-current liabilities	87,270	85,156	14,222	14,062	116,757	123,556	(86,702)	(96,506)	131,547	126,268

Notes:

(1)  In the tables above, “Corporation” refers to Enbridge Inc, the legal entity, on an unconsolidated basis; “Guarantors” refers to Spectra Energy Partners, L.P. and Enbridge Energy Partners, L.P., the legal entities, on an unconsolidated basis; “Non-Guarantors” refers to other subsidiaries of Enbridge Inc. that are not Guarantors; and “Consolidating Adjustments” represents consolidating adjustments and eliminations required to consolidate the Corporation and its subsidiaries, including the Guarantors. For the purposes of the consolidating summary financial information, investments in subsidiaries are accounted for using the equity method.

(2)  The information in this table has been prepared in accordance with securities regulatory requirements and has not been audited or the subject of a review by the Corporation’s auditor.

(3)  This column includes the necessary amounts to eliminate the intercompany balances between the Corporation, the Guarantors and other subsidiaries to arrive at the information for the Corporation on a consolidated basis.